UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 23, 2015

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Lease Amendment

On September 23, 2015, Authentidate Holding Corp. (the “Company”) entered into a lease amendment agreement with The Connell Company to amend its office lease and relocate its executive offices to approximately 5,200 total rentable square feet in the same building. The lease amendment is dated as of September 15, 2015 and will be effective upon the completion of renovations to the premises or, if earlier, the date that the Company occupies the space. The amended lease has a term of six years following the occupancy date and annual rentals ranging from approximately $135,000 in the first year to $148,000 in the final year. The lease also provides us with a one-time option to renew the lease for a term of five years at the then-current market rate and, provided we pay an early termination fee, allows us an early termination option on each of the 18-month, 27-month and 36-month anniversary dates of the effective date of the amendment. The lease amendment is expected to result in annualized cost savings of approximately $372,000. As part of the lease agreement, we will also reduce our letter of credit securing our lease payments to approximately $135,000.

Note Extension

On September 25, 2015, we entered into agreements with the holders of outstanding promissory notes in the aggregate principal amount of $1,450,000 that were due on September 25, 2015 (the “Prior Notes”) in order to further extend the maturity date of the Prior Notes to October 9, 2015. No other terms of the Prior Notes were modified. The holders of the Prior Notes are Lazarus Investment Partners LLLP, which is the beneficial owner of approximately 29.3% of the Company’s common stock and which holds a Prior Note in the principal amount of $500,000, and an entity controlled by Douglas B. Luce, the brother of J. David Luce, a member of the Board of Directors of the Company, which holds a Prior Note in the principal amount of $950,000. The Company intends to continue holding further discussions with the holders of the Prior Notes regarding a further extension of the maturity of these obligations.

Private Placement

As previously reported, on September 18, 2015, we entered into a note purchase agreement (the “Purchase Agreement”) with an accredited investor (the “Purchaser”) relating to a private placement (the “Private Placement”) of up to $1.0 million principal amount of promissory notes (the “Notes”) and a maximum of 2.0 million common stock purchase warrants (the “Warrants”) and conducted an initial closing for an aggregate principal amount of $400,000 of the Notes, and Warrants to purchase 800,000 shares of common stock, on September 18, 2015. On September 25, 2015, we conducted a second closing of the Private Placement for a total of $50,000 of Notes and 100,000 Warrants.

The remaining securities authorized under the Purchase Agreement may be offered and sold on or before October 30, 2015. If all of the Notes and Warrants authorized pursuant to the Private Placement are sold, the Company would receive gross proceeds of $1,000,000 before expenses associated with the transaction. The Company will use the net proceeds from the transaction for general business and working capital purposes. There is no commitment for the remaining securities authorized under the Purchase Agreement and no assurances can be given that the Company will be able to complete additional sales of such securities.

The Notes bear interest at 20% per annum, payable in arrears, and are due upon the earlier of (i) twelve months from the date of issuance or (ii) within 30 days of the closing of a sale of equity or debt securities of the Company, or series of closings, as part of the same transaction, of equity or debt securities within a period of 90 days, in the gross amount of at least $5,000,000 in cash proceeds. The Notes are neither secured by any assets nor convertible into equity securities of the Company. The Notes contain certain events of default that are customary for similar transactions.

The Warrants that were offered and sold pursuant to the Purchase Agreement are exercisable on or after the twelve month anniversary of the date of issuance at an initial exercise price of $0.30 per share. The exercise price for the Warrant is subject to adjustment for certain corporate events, such as stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The Warrants will expire 54 months from the initial exercise date.

The foregoing does not purport to be a complete description of the Purchase Agreement, the Notes, or the Warrants and is qualified in its entirety by reference to the full text of such documents, which were filed as exhibits 10.1, 4.1 and 4.2 respectively, to the Current Report on Form 8-K filed by the Company on September 24, 2015.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 of this Current Report on Form 8-K concerning the Private Placement is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K concerning the issuance of the Warrants in the Private Placement is incorporated by reference into this Item 3.02. The offer and sale of the Warrants (and the issuance of shares of the Company’s common stock upon exercise thereof) have been determined to be exempt from registration under the Securities Act of 1933, in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering, in which the investors are accredited and have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The securities sold in the Private Placement have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This disclosure does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, nor will there be any sales of these securities by the Company in any state or jurisdiction in which the offer, solicitation or sale would be unlawful.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

By:	/s/ Ian C. Bonnet
Name:	Ian C. Bonnet
Title:	Chief Executive Officer

Date: September 29, 2015

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